Exhibit 99.1

For Immediate Release

Investor/Media Contact: Dave Prichard

608-278-6141

Spectrum Brands Holdings Reports Record Fiscal 2014 Third Quarter Results

Delivers Growth in Net Income, Net Sales, Margins, GAAP EPS, Adjusted EPS

and Adjusted EBITDA in Third Quarter

Reiterates Expectations for 5th Consecutive Year of Record Performance in Fiscal 2014

Announces Term Debt Paydown of $125 Million to Date as Part of Plan for Approximately $250 Million of Total Term Debt Reduction by the End of Fiscal 2014

Net Cash Provided from Operating Activities After Purchases of Property, Plant and Equipment (Free Cash Flow) Expected to Grow to At Least $350 Million

in Fiscal 2014 Versus $254 Million in Fiscal 2013 and $208 Million in Fiscal 2012

Middleton, WI, July 30, 2014 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, today reported record fiscal 2014 third quarter results for the period ended June 29, 2014, and reconfirmed its outlook for a fifth consecutive year of record performance.

The Company’s record third quarter was highlighted by continued growth from its home and garden, HHI and battery businesses; growth in GAAP earnings per share, adjusted diluted earnings per share and adjusted EBITDA; strong margin expansion; and a record fiscal third quarter level of cost savings from continuous improvement programs across all divisions.

Spectrum Brands said it had completed $125 million of term debt reduction to date and reaffirmed plans to reduce term debt by a total of approximately $250 million by the end of fiscal 2014.

The Company also reiterated expectations for free cash flow to increase to at least $350 million in fiscal 2014, a significant improvement from a record $254 million in fiscal 2013 and $208 million in fiscal 2012.

Fiscal 2014 Third Quarter Highlights:

•	Net sales of $1.13 billion in the third quarter of fiscal 2014 increased 3.6 percent versus $1.09 billion a year ago.
•

Net income of $78.0 million and diluted income per share of $1.47 in the third quarter of fiscal 2014 more than doubled compared to net income of $36.1 million and diluted income per share of $0.69 in the prior year quarter.

•

Adjusted diluted earnings per share, a non-GAAP measure, of $1.30 in the third quarter of fiscal 2014 increased 44.4 percent compared to $0.90 last year.  See Table 3 for a reconciliation to GAAP earnings per share.

•

Adjusted EBITDA, a non-GAAP measure, of $202.3 million in the third quarter of fiscal 2014 grew 7.3 percent versus $188.5 million in fiscal 2013, representing the 15th consecutive quarter of year-over-year adjusted EBITDA growth.  See Table 4 for a reconciliation to GAAP net income.

•

Adjusted EBITDA margin, a non-GAAP measure, in the third quarter of fiscal 2014 increased to 17.9 percent compared to 17.3 percent in the year-ago quarter.  See Table 4 for a reconciliation to GAAP net income.

•	Term debt reduced by $125 million to date and Company reiterates plan for total cumulative term debt paydown of approximately $250 million by the end of fiscal 2014 to delever the balance sheet.
•

Fiscal 2014 net cash provided from operating activities after purchases of property, plant and equipment (free cash flow, a non-GAAP measure) expected to be at least $350 million compared to $254 million in fiscal 2013 and $208 million in fiscal 2012. See Table 6 for a reconciliation to projected GAAP Cash Flow from Operating Activities.

“Our record third quarter performance, which followed record results in the first two quarters, maintains the momentum we have to deliver a fifth consecutive year of record financial performance and growth in fiscal 2014,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings.

“We have delivered solid, consistent sales growth every quarter this year of about 3.5 percent in what we believe remains a challenging global environment with very sluggish consumer POS and retail store traffic, especially in North America, along with tight retailer inventory levels and reorder rates,” he said.  “Our adjusted EBITDA grew at about twice the rate of sales in the third quarter, and we are pleased with the strong expansion of our gross margin and adjusted EBITDA margin.  We are on track to deliver a seventh consecutive year of adjusted EBITDA margin growth.

“The resilience and reliability of our businesses in today’s difficult global environment is a testament to our operating model, go-to-market strategies, brand strength and diversity, and strong retailer relationships,” Mr. Lumley said.  “Our Spectrum Value Model works effectively and resonates well with retailers and consumers. ‘Same or better performance/less price,’ value-branded Spectrum Brands products are winning in the marketplace with today’s smart shoppers who are focusing more and more on value.  Importantly, our brands are largely non-discretionary, non-premium priced, home-related, replacement packaged goods used daily by consumers.

“Given consumers’ growing preference for on-line shopping and product ratings and price comparisons, we are increasing our investment and resources to partner closely with our retail customers’ e-commerce platforms to help them increase overall sales,” he added.  “Our e-commerce sales are showing solid growth so far this year, especially in our personal care, small appliance and pet businesses.

“Similar to the first two quarters, we achieved a record level of continuous improvement savings for a fiscal third quarter,” Mr. Lumley said. “This reinforces our ongoing focus to reduce our cost structure, more than offset higher product costs and continue to invest in new products, many of which are launching now and throughout fiscal 2015.

“We are focused on delivering another year of steady, measured financial improvement, including a strong increase in free cash flow, in fiscal 2014,” Mr. Lumley said.  “Our commitment remains to create greater shareholder value, with a focus on growing our adjusted EBITDA, reducing debt and deleveraging, and maximizing sustainable free cash flow.”

Fiscal 2014 Third Quarter Consolidated Financial Results

Spectrum Brands Holdings reported record net sales of $1.13 billion in the third quarter of fiscal 2014, an increase of 3.6 percent compared to $1.09 billion a year earlier.  The improvement was the result of higher net sales in the Company’s home and garden, HHI and battery businesses.

Gross profit and gross profit margin in the third quarter of fiscal 2014 was $417.0 million and 37.0 percent, respectively, compared to $382.7 million and 35.1 percent last year.

Spectrum Brands reported higher net income of $78.0 million, or $1.47 diluted income per share, in the third quarter of fiscal 2014 on average shares and common stock equivalents outstanding of 53.0 million.  In fiscal 2013, the Company reported net income of $36.1 million, or $0.69 diluted income per share, on average shares and common stock equivalents outstanding of 52.7 million.  Adjusted for certain items in both fiscal years, which are presented in Table 3 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share, a non-GAAP measure, of $1.30 in the third quarter of fiscal 2014, a 44.4 percent increase compared to $0.90 in the prior year.

Adjusted EBITDA of $202.3 million in the third quarter of fiscal 2014 increased 7.3 percent compared to adjusted EBITDA of $188.5 million in fiscal 2013, which represented the 15th consecutive quarter of year-over-year adjusted EBITDA growth.  Adjusted EBITDA as a percentage of net sales (adjusted EBITDA margin) improved to 17.9 percent compared to 17.3 percent in the year-ago quarter.  Adjusted EBITDA is a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends. See Table 4 for a reconciliation to GAAP net income.

Fiscal 2014 Nine Months Consolidated Financial Results

Net sales of $3.25 billion for the nine months of fiscal 2014 increased 10.3 percent compared to $2.95 billion for the same period in fiscal 2013.  The increase was the result of the HHI acquisition on December 17, 2012 and higher revenues for the home and garden and battery businesses. Including HHI as if part of the Company for all of last year’s nine months on a pro forma basis, net sales of $3.25 billion increased 3.5 percent compared to $3.14 billion last year.

The Company reported GAAP net income of $166.2 million, or $3.14 diluted income per share, in the nine months of fiscal 2014 on average shares and common stock equivalents outstanding of 52.9 million.  In the nine months of fiscal 2013, the Company reported a GAAP net loss of $18.5 million, or $0.36 diluted loss per share, on average shares and common stock equivalents outstanding of 52.0 million.  Adjusted for certain items in both years’ nine months, which are presented in Table 3 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share, a non-GAAP measure, of $3.11 in the nine months of fiscal 2014, a 46.7 percent increase compared to $2.12 in last year’s nine months.

Fiscal 2014 nine months adjusted EBITDA of $537.5 million increased 9.1 percent compared to adjusted EBITDA for the nine months of fiscal 2013 of $492.4 million, which includes the results of HHI as if acquired by Spectrum Brands at the beginning of last year.  The adjusted EBITDA margin increased to 16.5 percent compared to 15.7 percent last year.  See Table 4 for a reconciliation to GAAP net income.

Fiscal 2014 Third Quarter Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported increased fiscal 2014 third quarter net sales of $494.8 million versus $491.6 million in the year-ago quarter.  Higher battery and personal care net sales more than offset lower small appliances revenues.

Global battery sales in the third quarter of fiscal 2014 of $213.3 million improved 2.9 percent compared to $207.3 million in the third quarter of fiscal 2013.  All geographic regions contributed to the increase.  North American battery growth was attributable to retailer distribution gains.  In Europe, VARTA® battery growth was driven by retailer distribution gains and promotions. Latin American battery revenues increased on a constant currency basis as a result of LED and compact fluorescent light bulb category growth, particularly in Brazil, and distribution gains in Central America.

Net sales for the global personal care product category of $117.6 million in the third quarter of fiscal 2014 increased 1.8 percent versus $115.5 million last year.  North America, Europe and Latin America all posted slight improvements.

The small appliances product category reported net sales in the third quarter of fiscal 2014 of $163.9 million versus $168.7 million in the year-ago quarter.  Higher European revenues from new products and increased distribution at existing retailers were offset by declines in Latin America due to the exit from lower promotional activities and in North America, predominantly from the exit of low-margin promotions at several retailers.

With segment net income, as adjusted, of $44.4 million, the Global Batteries & Appliances segment reported adjusted EBITDA of $67.0 million in the third quarter of fiscal 2014, an increase of 14.1 percent compared to adjusted EBITDA of $58.7 million in the year-ago quarter, when segment net income was $32.2 million.  See Table 4 for a reconciliation to GAAP net income.

Global Pet Supplies

The Global Pet Supplies segment reported net sales of $152.2 million in the third quarter of fiscal 2014 compared to $156.4 million last year.  The decrease was predominantly attributable to lower aquatics sales in both North America and Europe from a continuation of aquatics category softness.  Companion animal net sales improved slightly.

Segment net income, as adjusted, was $22.3 million in the third quarter of fiscal 2014 versus $24.5 million in the third quarter of fiscal 2013.  Third quarter adjusted EBITDA of $30.7 million decreased from $33.7 million in fiscal 2013 due to the lower aquatics category sales and unfavorable price mix.  See Table 4 for a reconciliation to GAAP net income.

Home and Garden

The Home and Garden segment reported record third quarter net sales of $174.6 million, an increase of 11.5 percent compared to $156.6 million in the third quarter of fiscal 2013.  The increase was predominantly due to higher net sales in the personal and area repellent category driven by market share gains and favorable weather coupled with improved household controls sales due to distribution gains at key retailers.  Also contributing to the increase, albeit to a lesser degree, was the positive impact of the Liquid Fence animal repellents acquisition completed on January 2, 2014.

The segment recorded fiscal 2014 third quarter net income, as adjusted, of $47.8 million versus $42.8 million in the prior year’s quarter.  Record third quarter adjusted EBITDA of $51.6 million increased 12.2 percent compared to $46.0 million a year ago due to the higher net sales as well as the positive impact of the Liquid Fence acquisition.  See Table 4 for a reconciliation to GAAP net income.

The Home and Garden segment achieved record nine month results.  Net sales of $322.9 million and adjusted EBITDA of $79.6 million grew 11.7 percent and 16.5 percent, respectively, in the nine months of fiscal 2014 compared to the same period in fiscal 2013.  The adjusted EBITDA margin was 24.7 percent in the nine months of fiscal 2014 compared to 23.6 percent in last year’s comparable period.  See Table 4 for a reconciliation to GAAP net income.

Hardware & Home Improvement

The Hardware & Home Improvement (HHI) segment reported net sales of $306.9 million in the third quarter of fiscal 2014, an increase of 7.6 percent compared to $285.2 million in the prior year’s quarter.  The revenue growth was primarily attributable to improvements in the U.S. residential security category driven by SmartKey locksets and, to a lesser degree, from increases in the U.S. plumbing and builders’ hardware categories, along with continued international expansion.

The segment recorded net income, as adjusted, of $48.3 million in the third quarter of fiscal 2014 compared to $40.1 million in the prior year’s third quarter.  Adjusted EBITDA in the third quarter of fiscal 2014 increased 12.8 percent to $59.8 million versus $53.0 million last year due to the increased revenues.  The adjusted EBITDA margin in the third quarter of fiscal 2014 expanded to 19.5 percent versus 18.6 percent in last year’s third quarter.  See Table 4 for a reconciliation to GAAP net income.

Liquidity and Debt

Spectrum Brands completed its fiscal 2014 third quarter on June 29, 2014 with a solid liquidity position, including a cash balance of approximately $85 million and approximately $194 million available on its ABL facility.

As of the end of the third quarter of fiscal 2014, Spectrum Brands had approximately $3,344 million of debt outstanding at par, consisting of its ABL facility of $110 million, senior secured Term Loans totaling the U.S. dollar equivalent of approximately $1,695 million, $520 million of 6.375% senior unsecured notes, $570 million of 6.625% senior unsecured notes, $300 million of 6.75% senior unsecured notes and approximately $149 million of capital leases and other obligations.  In addition, the Company had approximately $54 million of letters of credit outstanding.

Fiscal 2014 Outlook

Spectrum Brands expects fiscal 2014 net sales, as reported, to increase approximately at the rate of U.S. GDP growth compared to fiscal 2013 net sales, including HHI in the prior year on a pro forma basis.  Fiscal 2014 free cash flow is expected to be at least $350 million and capital expenditures are projected to be approximately $70 million to $75 million.  Spectrum Brands has repaid approximately $125 million of term debt through July of fiscal 2014.  The Company expects to use its strong free cash flow to make additional payments on its term debt in the remaining two months of the fiscal year for a total of approximately $250 million, and thereby further delever its balance sheet, resulting in leverage (total debt to adjusted EBITDA) of approximately 4.2 times or less at the end of the fiscal year.

Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, July 30.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903. The conference ID number is 68789256. A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through Wednesday, August 13.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag® and Liquid Fence®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140 countries. Spectrum Brands Holdings generated net sales of approximately $4.1 billion in fiscal 2013. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  Excluding the impact of currency exchange rate fluctuations may provide additional meaningful information about underlying business trends.  In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).  See attached Table 3, “Reconciliation of GAAP Diluted Income (Loss) Per Share to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings (loss) per share on a GAAP basis to adjusted diluted earnings (loss) per share, and see attached Table 4, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months  and nine months ended June 29, 2014 versus the three months and nine months ended June 30, 2013. See attached Table 6, “Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities to Free Cash Flow for the twelve months ending September 30, 2014.  Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2014 (including its ability to increase its net sales and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and the Hardware & Home Improvement Group of Stanley Black & Decker, and from our purchase of 56 percent of the equity of Shaser, Inc., and from other bolt-on acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

Table 1

SPECTRUM BRANDS HOLDINGS, INC.

Condensed Consolidated Statements of Operations

For the three and nine month periods ended June 29, 2014 and June 30, 2013

(Unaudited)

($ in millions, except per share amounts)

	THREE MONTHS ENDED			NINE MONTHS ENDED

	2014	2013	INC %	2014	2013	INC %
Net sales	$1,128.5	$1,089.8	3.6%	$3,250.8	$2,947.8	10.3%
Cost of goods sold	710.9	706.1		2,089.6	1,949.3
Restructuring and related charges	0.6	1.0		3.3	4.7
Gross profit	417.0	382.7	9.0%	1,157.9	993.8	16.5%

Selling	171.8	165.2		501.8	465.0
General and administrative	78.5	70.4		227.4	197.6
Research and development	12.2	11.5		35.2	31.5
Acquisition and integration related charges	2.7	7.7		14.5	40.5
Restructuring and related charges	3.1	12.2		12.7	23.0
Total operating expenses	268.3	267.0		791.6	757.6
Operating income	148.7	115.7		366.3	236.2
Interest expense	47.3	61.5		151.7	191.8
Other expense, net	2.8	2.6		4.4	7.9
Income from continuing operations before income taxes	98.6	51.6		210.2	36.5
Income tax expense	20.6	15.2		43.8	54.9
Net income (loss)	78.0	36.4		166.4	(18.4)
Less: Net income attributable to non-controlling interest	—	0.3		0.2	0.1
Net income (loss) attributable to controlling interest	$78.0	$36.1		$166.2	$(18.5)
Average shares outstanding (a)	52.7	52.1		52.6	52.0
Basic income (loss) per share attributable to controlling interest	$1.48	$0.69		$3.16	$(0.36)
Average shares and common stock equivalents outstanding (a) (b)	53.0	52.7		52.9	52.0
Diluted income (loss) per share attributable to controlling interest	$1.47	$0.69		$3.14	$(0.36)
Cash dividends declared per common share	$0.30	$0.25		$0.85	$0.50

(a)  Per share figures calculated prior to rounding.

(b) For the nine months ended June 30, 2013, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2

SPECTRUM BRANDS HOLDINGS, INC.

Supplemental Financial Data

As of and for the three and nine month periods ended June 29, 2014 and June 30, 2013

(Unaudited)

($ in millions)

Supplemental Financial Data	F2014	F2013
Cash and cash equivalents	$85.1	$99.0
Trade receivables, net	$523.6	$479.3
Days Sales Outstanding (a)	42.0	39.0
Inventory	$734.8	$707.3
Inventory Turnover (b)	4.0	4.0
Total debt	$3,336.6	$3,226.1

	THREE MONTHS		NINE MONTHS

Supplemental Cash Flow Data	F2014	F2013	F2014	F2013
Depreciation and amortization, excluding amortization of debt issuance costs	$50.0	$54.5	$145.1	$132.7
Capital expenditures	$14.1	$24.5	$50.9	$45.2

	THREE MONTHS		NINE MONTHS

Supplemental Segment Sales & Profitability	F2014	F2013	F2014	F2013
Net Sales
Global Batteries & Appliances	$494.8	$491.6	$1,635.0	$1,626.2
Global Pet Supplies	152.2	156.4	440.7	456.6
Home and Garden	174.6	156.6	322.9	289.1
Hardware & Home Improvement	306.9	285.2	852.2	575.9
Total net sales	$1,128.5	$1,089.8	$3,250.8	$2,947.8

Segment Profit
Global Batteries & Appliances	$49.1	$44.9	$190.6	$181.7
Global Pet Supplies	22.9	26.5	56.5	62.8
Home and Garden	48.4	43.1	70.2	59.6
Hardware & Home Improvement	50.7	43.0	125.5	46.5
Total segment profit	171.1	157.5	442.8	350.6

Corporate	16.0	20.9	46.0	46.2
Acquisition and integration related charges	2.7	7.7	14.5	40.5
Restructuring and related charges	3.7	13.2	16.0	27.7
Interest expense	47.3	61.5	151.7	191.8
Other expense, net	2.8	2.6	4.4	7.9
Income from continuing operations before income taxes	$98.6	$51.6	$210.2	$36.5

(a)  Reflects actual days sales outstanding at end of period.

(b)  Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by average inventory during the period.

Table 3

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Diluted Income (Loss) Per Share to Adjusted Diluted Earnings Per Share

For the three and nine month periods ended June 29, 2014 and June 30, 2013

(Unaudited)

	THREE MONTHS				NINE MONTHS

	F2014		F2013		F2014		F2013
Diluted income (loss) per share, as reported	$1.47		$0.69		$3.14		$(0.36)
Adjustments, net of tax:
Pre-acquisition earnings of HHI	—		—		—		0.06	(a)
Acquisition and integration related charges	0.03	(b)	0.10	(d)	0.18	(c)	0.50	(e)
Restructuring and related charges	0.05	(f)	0.16	(g)	0.20	(f)	0.34	(g)
Debt refinancing costs	—		—		0.14	(h)	0.36	(i)
Purchase accounting inventory adjustment	—		—		—		0.39	(j)
Income taxes	(0.26)	(k)	(0.05)	(l)	(0.56)	(k)	0.80	(l)
Other	0.01	(m)	—		0.01	(m)	0.03	(n)
	(0.17)		0.21		(0.03)		2.48

Diluted income per share, as adjusted	$1.30		$0.90		$3.11		$2.12

(a) For the nine months ended June 30, 2013 reflects $3.2 million, net of tax, of pre-acquisition earnings related to the acquired HHI business. The Pre-acquisition earnings of HHI do not include the TLM Business as stand alone financial data is not available for the period presented. The TLM Business is not deemed material to the Company's operating results.

(b) For the three months ended June 29, 2014, reflects $1.7 million, net of tax, of Acquisition and integration related charges, as follows: (i) $2.2 million related to the acquisition of the HHI Business, consisting primarily of integration costs; (ii) $0.4 million related to the acquisition of Liquid Fence, consisting primarily of legal and professional fees; (iii) $0.1 million related to the acquisition of Shaser; and (iv) $(1.0) million related other adjustments.

(c) For the nine months ended June 29, 2014, reflects $9.4 million, net of tax, of Acquisition and integration related charges, as follows: (i) $7.3 million related to the acquisition of the HHI Business, consisting primarily of integration costs, legal and professional fees; (ii) $1.6 million related to the acquisition of Liquid Fence, consisting primarily of legal and professional fees; and (iii) $0.5 million related to the acquisition of Shaser.

(d) For the three months ended June 30, 2013, reflects $5.0 million, net of tax, of Acquisition and integration related charges as follows: (i) $4.1 million related to the acquisition of the HHI Business which consisted primarily of legal and professional fees; (ii) $0.2 million related to the acquisition of FURminator, consisting primarily of legal and professional fees; (iii) $0.4 million related to the Merger with Russell Hobbs, consisting of integration costs; and (iv) $0.3 million related to the acquisition of Shaser and other acquisition activity, consisting primarily of legal and professional fees.

(e) For the nine months ended June 30, 2013, reflects $26.4 million, net of tax, of Acquisition and integration related charges, as follows: (i) $20.2 million related to the acquisition of the HHI Business which consisted primarily of legal and professional fees; (ii) $2.9 million related to the acquisition of Shaser consisting of integration and legal and professional services; (iii) $1.8 million related to the Merger with Russell Hobbs, consisting of integration costs; and (iv) $1.5 million related to the acquisition of FURminator and other acquisition activity, consisting primarily of legal and professional fees.

(f) For the three and nine months ended June 29, 2014, reflects $2.4 million $10.4 million, net of tax, respectively, of Restructuring and related charges primarily related to the Global Expense Rationalization Initiatives announced in Fiscal 2013.

(g) For the three and nine months ended June 30, 2013, reflects $8.6 million and $18.0 million, net of tax, respectively, of Restructuring and related charges primarily related to the Global Cost Reduction Initiatives announced in Fiscal 2009.

(h) For the nine months ended June 29, 2014, reflects $7.3 million, net of tax, related to financing fees and the write off of unamortized debt issuance costs in connection with the replacement of the Company's Term Loan.

(i) For the nine months ended June 30, 2013, reflects $18.7 million, net of tax, related to financing fees and the write off of unamortized debt issuance costs in connection with the replacement of the Company's Term Loan and the issuance of the 6.375% Notes and 6.625% Notes in connection with the acquisition of the HHI Business.

(j) For the nine months ended June 30, 2013, reflects a $20.2 million, net of tax, non-cash increase to cost of goods sold related to the sales of inventory that was subject to fair value adjustments in conjunction with the acquisition of the HHI Business.

(k) For the three and nine months ended June 29, 2014, reflects adjustments to income tax expense of $(14.0) million and $(29.7) million, respectively, to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(l) For the three and nine months ended June 30, 2013, reflects adjustments to income tax expense of $(2.9) million and $42.2 million, respectively, to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(m) For the three and nine months ended June 29, 2014, reflects adjustments for the accelerated amortization of stock compensation related to a retention agreement entered into with a key executive.
(n) For the nine months ended June 30, 2013, reflects an adjustment of $1.3 million, net of tax, related to the devaluation of the Venezuelan Bolivar Fuerte.

Table 4

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the three month period ended June 29, 2014

(Unaudited)

($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.
Net income (loss) attributable to controlling interest, as adjusted (a)	$44.5	$22.3	$47.8	$48.2	$(84.8)	$78.0
Net (income) loss attributable to non-controlling interest	(0.1)	—	—	0.1	—	—
Net income (loss), as adjusted (a)	44.4	22.3	47.8	48.3	(84.8)	78.0

Income tax expense	—	—	—	—	20.6	20.6
Interest expense	—	—	—	—	47.3	47.3
Acquisition and integration related charges	1.3	—	0.6	0.4	0.4	2.7
Restructuring and related charges	2.6	0.5	—	0.6	—	3.7

Adjusted EBIT	48.3	22.8	48.4	49.3	(16.5)	152.3
Depreciation and amortization (b)	18.7	7.9	3.2	10.5	9.7	50.0
Adjusted EBITDA	$67.0	$30.7	$51.6	$59.8	$(6.8)	$202.3

Note: Amounts calculated prior to rounding.

(a)  It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b)  Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the three month period ended June 30, 2013

(Unaudited)

($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.
Net income (loss) attributable to controlling interest, as adjusted (a)	$32.4	$24.5	$42.8	$39.6	$(103.2)	$36.1
Net loss attributable to non-controlling interest	(0.2)	—	—	0.5	—	0.3
Net income (loss), as adjusted (a)	32.2	24.5	42.8	40.1	(103.2)	36.4

Income tax expense	—	—	—	—	15.2	15.2
Interest expense	—	—	—	—	61.5	61.5
Acquisition and integration related charges	1.2	0.4	0.1	1.2	4.8	7.7
Restructuring and related charges	8.3	1.4	0.2	2.3	1.0	13.2

Adjusted EBIT	41.7	26.3	43.1	43.6	(20.7)	134.0
Depreciation and amortization (b)	17.0	7.4	2.9	9.4	17.8	54.5
Adjusted EBITDA	$58.7	$33.7	$46.0	$53.0	$(2.9)	$188.5

Note: Amounts calculated prior to rounding.

(a)  It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b)  Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the nine month period ended June 29, 2014

(Unaudited)

($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.
Net income (loss) attributable to controlling interest, as adjusted (a)	$173.6	$54.2	$69.3	$115.3	$(246.2)	$166.2
Net (income) loss attributable to non-controlling interest	(0.4)	—	—	0.6	—	0.2
Net income (loss), as adjusted (a)	173.2	54.2	69.3	115.9	(246.2)	166.4

Income tax expense	—	—	—	—	43.8	43.8
Interest expense	—	—	—	—	151.7	151.7
Acquisition and integration related charges	5.9	—	0.9	4.0	3.7	14.5
Restructuring and related charges	9.8	1.8	—	3.7	0.7	16.0

Adjusted EBIT	188.9	56.0	70.2	123.6	(46.3)	392.4
Depreciation and amortization (b)	53.4	23.6	9.4	31.2	27.5	145.1
Adjusted EBITDA	$242.3	$79.6	$79.6	$154.8	$(18.8)	$537.5

Note: Amounts calculated prior to rounding.

(a)  It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b)  Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the nine  month period ended June 30, 2013

(Unaudited)

($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Hardware & Home Improvement	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.
Net (loss) income attributable to controlling interest, as adjusted (a)	$159.1	$51.1	$59.0	$36.7	$(324.4)	$(18.5)
Net loss attributable to non-controlling interest	(0.4)	—	—	0.5	—	0.1
Net income (loss), as adjusted (a)	158.7	51.1	59.0	37.2	(324.4)	(18.4)
Pre-acquisition earnings of HHI (b)	—	—	—	30.3	—	30.3
Income tax expense	—	—	—	—	54.9	54.9
Interest expense	—	—	—	—	191.7	191.7
Acquisition and integration related charges	4.4	1.6	0.1	4.1	30.3	40.5
Restructuring and related charges	11.5	9.5	0.5	5.0	1.2	27.7
HHI Business inventory fair value adjustment	—	—	—	31.0	—	31.0
Venezuela devaluation	2.0	—	—	—	—	2.0

Adjusted EBIT	176.6	62.2	59.6	107.6	(46.3)	359.7
Depreciation and amortization (c)	49.7	22.0	8.7	19.7	32.6	132.7
Adjusted EBITDA	$226.3	$84.2	$68.3	$127.3	$(13.7)	$492.4

Note: Amounts calculated prior to rounding.

(a)  It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b)  The Pre-acquisition earnings of HHI do not include the TLM Business as stand alone financial data is not available for the periods presented. The TLM Business is not deemed material to the Company's operating results.

(c)  Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 5

SPECTRUM BRANDS HOLDINGS, INC.

Pro Forma Net Sales Comparison

For the three and nine month periods ended July 29, 2014 and June 30, 2013

(Unaudited)

(In millions)

	THREE MONTHS			NINE MONTHS

	F2014	F2013	INC %	F2014	F2013	INC %
Spectrum Brands Holdings, Inc. Net sales - as reported	$1,128.5	$1,089.8	3.6%	$3,250.8	$2,947.8	10.3%
HHI pre-acquisition Net sales (a)	—	—		—	191.8
Pro Forma Net Sales	$1,128.5	$1,089.8	3.6%	$3,250.8	$3,139.6	3.5%

(a)  Net sales have been adjusted to reflect the acquisition of HHI as if it occurred at the beginning of each period presented. HHI pre-acquisition Net sales do not include the TLM Business as stand alone financial data is not available for the periods presented. The TLM Business is not deemed material to the Company's operating results.

Table 6

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow

For the twelve month period ending September 30, 2014

(Unaudited)

($ in millions)

Forecasted:

Net Cash provided from Operating Activities	$420 - 425
Purchases of property, plant and equipment	(70) - (75)
Free Cash Flow	$350